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                                               Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-180965
AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 24, 2012 TO THE CURRENT PROSPECTUSES FOR:

VARIABLE LIFE INSURANCE POLICIES

IL PROTECTOR
INCENTIVE LIFE(R) PLUS
INCENTIVE LIFE(R) '99
INCENTIVE LIFE(R) 2000
CHAMPION 2000
INCENTIVE LIFE(R)
INCENTIVE LIFE(R) '02
INCENTIVE LIFE(R) '06
INCENTIVE LIFE LEGACY(R)
INCENTIVE LIFE LEGACY(R) II
SURVIVORSHIP INCENTIVE LIFE LEGACY/SM/
INCENTIVE LIFE OPTIMIZER(R)
INCENTIVE LIFE OPTIMIZER(R) II
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This Supplement modifies certain information in the above-referenced prospectus, supplements to prospectus and statement of additional information (together the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

LIMITED OPPORTUNITY FOR UNRESTRICTED TRANSFER FROM THE GUARANTEED INTEREST
OPTION

As described in your Prospectus, your policy permits you to transfer a limited amount of your policy's account value out of the guaranteed interest option ("GIO") during certain time periods (the "GIO Transfer Period"). See "Transferring your money among our investment options -- Transfers you can make" (or other applicable sections regarding transfers) in your Prospectus. Through March 29, 2013, we are relaxing our policy rules so that, beginning on the business day after the Allocation Date and thereafter (through March 29, 2013), you may transfer any amount of unloaned policy account value out of the GIO to any other investment option whether or not you are within the GIO Transfer Period.

You can request a transfer via the Internet by visiting our AXA-Equitable.com website and registering for online account access. If you need assistance, please contact a customer service representative by calling 1-800-777-6510. You can also write to us at our Administrative Office. In general, transfers take effect on the date the request is received. However, any written, telephone, Internet or facsimile transaction requests received after 4:00 p.m. (Eastern
Time) take effect the next business day. Your transfer request must be received by 4:00 p.m. (Eastern Time) on March 29, 2013, in order to take advantage of this unrestricted transfer opportunity.

Please note that this offer does not apply to any amounts that we are holding as collateral for a policy loan or as "restricted" amounts as a result of your election to receive a living benefit, if available under your policy. Additionally, depending on your policy, there may be a charge for making this transfer. Your Prospectus will specify if your policy imposes a charge for this transfer.

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10104

   Copyright 2012 AXA Equitable Life Insurance Company. All rights reserved. Incentive Life(R), Incentive Life Legacy(R) and Incentive Life Optimizer(R) are
  issued by and are registered service marks of AXA Equitable Life Insurance
                                   Company.
Survivorship Incentive Life Legacy/SM/ is a service mark of AXA Equitable Life
                              Insurance Company.

                   EVM-001 (8/12)                            Cat #132054 (8/12)
                   IF/NB SAR                                            #380603